Exhibit 5.1

August 22, 2024 Starwood Property Trust, Inc. 591 West Putnam Avenue Greenwich, Connecticut 06830

Re:     Current Report on Form 8-K

Ladies and Gentlemen:

We serve as special Maryland counsel to Starwood Property Trust, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the sale and issuance of up to 10,608,108 shares (the “Shares”) of Common Stock, $0.01 par value per share, of the Company (“Common Stock”), covered by the Registration Statement on Form S-3 (Reg. No. 333-264946) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”), for the offering by the Company of Common Stock through the Company’s Amended and Restated Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”). This opinion is being provided at your request in connection with the filing of the Current Report on Form 8-K (the “Form 8-K”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.            The Registration Statement, in the form in which it was filed with the Commission under the Act;

2.            The Prospectus dated May 13, 2022, which forms part of the Registration Statement, as supplemented by the Prospectus Supplement dated August 22, 2024, relating to the Shares, in the forms in which they were filed with the Commission under the Act;

3.            The charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4.            The Amended and Restated Bylaws of the Company, certified as of the date hereof by the Secretary of the Company;

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August 22, 2024

5.            Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company (or a duly authorized committee thereof) relating to (a) the registration, sale and issuance of the Shares and (b) the approval of the Plan, certified as of the date hereof by the Secretary of the Company;

6.            The Plan, certified as of the date hereof by the Secretary of the Company;

7.            A certificate of the SDAT as to the good standing of the Company, dated as of the date hereof; and

8.            A certificate executed by Michael M. Rappaport, Secretary of the Company, dated as of the date hereof.

In expressing the opinion set forth below, we have assumed the following:

1.            Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.            Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.            Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s (including the Company’s) obligations set forth therein are legal, valid and binding.

4.            All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.

5.            None of the Shares will be issued or transferred in violation of any restriction or limitation on transfer or ownership of shares of Capital Stock (as defined in the Charter) contained in Article VII of the Charter.

6.            The total number of shares of Common Stock issued and outstanding after the issuance of any of the Shares will not exceed the number of shares of Common Stock that the Company then has authority to issue under the Charter.

7.            The Company does not intend to issue certificates representing the Shares. The Company will send in writing to each stockholder of the Company the information required by the Charter and the Bylaws and the information as contemplated by Section 2-210(c) of the Maryland General Corporation Law for any Shares to be issued, on request by a stockholder of the Company.

August 22, 2024

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.            The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.            The Shares have been duly authorized and, when issued and delivered in accordance with the Charter, the Resolutions and the Plan, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the securities (or “blue sky”) laws of the State of Maryland. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ WOMBLE BOND DICKINSON (US) LLP

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